Exhibit 10.1

Form

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2019 by and between The Rubicon Project, Inc., a Delaware corporation (“Rubicon Project”), and the undersigned stockholder (the “Stockholder”) of Telaria, Inc., a Delaware corporation (“Telaria”). Capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as an inducement for Rubicon Project to enter into that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Rubicon Project, Telaria and Madison Merger Corp., a Delaware corporation and wholly owned subsidiary of Rubicon Project (“Merger Sub”) (as it may be amended from time to time by the parties thereto, the “Merger Agreement”), which provides for, among other things (a) the merger of Merger Sub with and into Telaria in accordance with its terms (the “Merger”), and (b) the issuance of shares of Rubicon Project Common Stock in connection with the Merger, Rubicon Project has requested that the Stockholder execute and deliver this Agreement;

WHEREAS, pursuant to the Merger, each share of Telaria Common Stock (other than certain shares specified in the Merger Agreement) that is outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of shares of Telaria Common Stock and other securities convertible into, or exercisable or exchangeable for, shares of Telaria Common Stock (collectively, the “Shares”); and

WHEREAS, as a condition and inducement for Rubicon Project to enter into the Merger Agreement, the Stockholder and Rubicon Project are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote.

(a) From the date hereof until the Expiration Date (as defined below), the Stockholder shall (x) appear at (or otherwise cause all Shares beneficially owned by the Stockholder and all New Shares (as defined below) to be counted as present for purposes of calculating a quorum) any stockholder meeting of Telaria and (y) vote all Shares beneficially owned by the Stockholder and any New Shares, to the extent (in the case of securities convertible into, or exercisable or exchangeable for, shares of Telaria Common Stock) any such

Shares or New Shares are capable of being voted, at every stockholder meeting of Telaria, however called, and at every postponement or adjournment thereof, and on every action proposed to be approved by the written consent of the holders of outstanding shares of Telaria Common Stock with respect to any of the following:

(i) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and in favor of any proposal to adjourn or postpone any meeting of the stockholders of Telaria at which the Merger Agreement and the transactions contemplated thereby, including the Merger, are submitted for the consideration and vote of the stockholders of Telaria to a later date if there are not proxies representing a sufficient number of shares of Telaria Common Stock to approve such matters on the date on which the meeting is held;

(ii) against any Telaria Alternative Transaction proposed by any Telaria Third Party; and

(iii) against any other action, agreement or transaction involving Telaria or any of its Subsidiaries that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger, the Rubicon Project Share Issuance or the other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with this Section 2.

(c) Notwithstanding anything to the contrary set forth herein, if the Stockholder is serving on the Telaria Board of Directors, then nothing in this Agreement shall prohibit or otherwise impair the right or ability of the Stockholder to exercise his or her fiduciary duties in his or her capacity as a director or officer of Telaria, including by voting in his or her capacity as a director to effect a Telaria Recommendation Change, in each case, in accordance with the terms of the Merger Agreement. However, for the avoidance of doubt, a Telaria Recommendation Change shall not relieve the Stockholder of any obligation hereunder with respect to the Shares beneficially owned by the Stockholder or any New Shares.

2. Transfer and Encumbrance. The Stockholder agrees, during the period beginning on the date hereof and ending on the Expiration Date, not to, directly or indirectly, (x) sell, transfer, exchange, pledge or otherwise dispose of or encumber, whether voluntarily, involuntarily, by operation or otherwise (collectively, “Transfer”), any Shares beneficially owned by the Stockholder or any New Shares, (y) tender into any tender or exchange offer any Shares or New Shares, whether voluntarily, involuntarily, by operation or otherwise or (z) enter into any contract, option or other arrangement or understanding with respect to the tendering, voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) any Shares beneficially owned by the Stockholder or New Shares, in the case of (x), (y) and (z), without the prior written consent of the Board of Directors of Telaria; provided that nothing contained herein shall prohibit (a) the net settlement of the Stockholder’s options to purchase shares of Telaria Common Stock (to pay the exercise price thereof and any tax withholding obligations), (b) the net settlement of the Stockholder’s restricted stock units (including performance-based restricted stock units, if applicable) settled in shares of Telaria Common Stock (to pay any tax withholding obligations), (c) the exercise of the Stockholder’s options to purchase shares of Telaria Common Stock, to the extent such options would expire prior to the Effective Time, (d) the sale of a sufficient number of shares of Telaria Common Stock acquired upon exercise of the Stockholder’s options pursuant to the foregoing clause (c) or upon the settlement of the Stockholder’s restricted stock units, in each case as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such options and the taxes payable by the Stockholder as a result of such exercise or settlement, (e) the Stockholder from selling Shares under any written plan in effect on the date hereof providing for the trading of Shares in accordance with Rule 10b5-1 under the Exchange Act that has been disclosed to Rubicon Project prior to the date hereof, (f) any Transfer where the Stockholder retains sole direct and indirect voting control over such Shares or New Shares through the term of this Agreement, (g) any Transfer to an Affiliate of the Stockholder, or (h) if the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family or (ii) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar law; provided, however, that in the case of the foregoing clauses (g) or (h)(i), any such Transfer shall only be permitted if and to the extent that the transferee of such Shares or New Shares agrees to be bound by and subject to the terms and provisions hereof to the same effect as the Stockholder. The Stockholder acknowledges that the intent of the foregoing sentence is to ensure that the Shares and any New Shares are voted (or consented) by the Stockholder in accordance with the terms hereof.

3. No Participation in Litigation. The Stockholder hereby agrees not to commence or participate in, and use reasonable best efforts to, if requested by Rubicon Project, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Rubicon Project, Telaria, Merger Sub, or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or the Rubicon Project Share Issuance, including any claim (a) challenging the validity, or seeking to enjoin the operation, of any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of the Telaria Board of Directors in connection with the Merger Agreement or the transactions contemplated thereby; provided, however, that the foregoing shall not restrict the Stockholder from enforcing any of his, her or its rights under the Merger Agreement or this Agreement.

4. New Shares. The Stockholder agrees that any shares of Telaria Common Stock that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date, including shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by the Stockholder that are convertible into, or exercisable or exchangeable for, shares of Telaria Common Stock (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

5. No Obligation to Exercise Options or Other Securities. Nothing contained in this Agreement shall require the Stockholder to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying shares of Telaria Common Stock or (ii) vote, or execute any consent with respect to, any shares of Telaria Common Stock underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents, warrants and covenants to Rubicon Project as follows:

(a) If the Stockholder is not an individual:

(i) the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the powers of the Stockholder and have been duly authorized by all necessary action. The Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Rubicon Project, this Agreement constitutes the Stockholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by the Enforceability Exceptions.

(b) If the Stockholder is an individual:

(i) he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. If the Stockholder is married and any of the Shares or New Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid, binding and enforceable, this Agreement has been duly executed and delivered by, and, assuming the due authorization, execution and delivery by Rubicon Project, constitutes the legal, valid and binding obligation of, the Stockholder’s spouse, enforceable in accordance with its terms except, in each case, as enforcement may be limited by the Enforceability Exceptions.

(c) Unless any Shares or New Shares are Transferred in accordance with Section 2, the Shares are and the New Shares will be beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act) and owned of record by the Stockholder. Unless any Shares or New Shares are Transferred in accordance with Section 2, the Stockholder has and will have good and valid title to such Shares and New Shares, free and clear of any encumbrances other than pursuant to this Agreement. As of the date hereof, the Stockholder’s Shares constitute all of the shares of Telaria Common Stock beneficially owned or owned of record by the Stockholder. Except as provided for herein, the Stockholder has sole voting power (including the right to control such vote as contemplated herein), sole power of disposition (except with respect to Shares underlying restricted stock awards issued to directors of Telaria), sole power to issue instructions with respect to the matters set forth in herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Shares and New Shares.

(d) The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of his, her or its obligations under this Agreement will not, (i) if the Stockholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of the Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract (whether written or oral), agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as would not reasonably be expected, individually and in the aggregate, to impair the ability of the Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of his, her or its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC.

(f) As of the date hereof, there is no Action pending, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of the Stockholder’s Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of the Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Rubicon Project or Telaria in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder (other than those made by the Stockholder on behalf of Telaria in the exercise of his or her duties as an officer or director of Telaria).

(h) The Stockholder understands and acknowledges that Rubicon Project is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder and the representations, warranties and covenants of the Stockholder contained herein. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

7. Additional Documents. The Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement and the Merger Agreement.

8. Termination. This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) the Effective Date and (ii) the date the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof (the “Expiration Date”); provided, however, that notwithstanding the foregoing, the provisions in Section 9 hereof shall survive in full force and effect following the consummation of the Merger.

9. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail or sent by nationally-recognized overnight courier (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(i) if to Rubicon Project, to:

The Rubicon Project, Inc.

12181 Bluff Creek Drive, 4th Floor

Playa Vista, CA 90094

Attention: General Counsel

Email: legal@rubiconproject.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

Attention: Bradford P. Weirick

Email: bweirick@gibsondunn.com

(ii) If to the Stockholder, to the address set forth on the signature page hereto.

(b) Certain Interpretations. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended, unless otherwise specifically indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and conditions, both written and oral, among the parties hereto with respect to the subject matter hereof, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.

(d) Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Rubicon Project may assign the rights and delegate his, her or its obligations hereunder to any of its Affiliates; provided that any such assignment will not relieve Rubicon Project of its obligation under this Agreement. Any assignment in contravention of the preceding sentence is null and void.

(e) Amendments and Modification; Waiver. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.

(f) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9(f). Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(g) Specific Performance and Other Remedies. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(h) Fees and Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements from the opposing party or parties in such action or other preceding (in addition to any other relief to which the prevailing party may be entitled).

(i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND AGREES THAT ANY ACTION INVOLVING ANY EQUITABLE OR OTHER CLAIM SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY. IN THE EVENT THAT THE DELAWARE COURT OF CHANCERY DOES NOT ACCEPT OR DOES NOT HAVE JURISDICTION OVER ANY SUCH ACTION, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUCH ACTION THEN SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

(j) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that all parties hereto need not sign the same counterpart.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE RUBICON PROJECT, INC.

By:
Name:
Title:

SIGNATURE PAGE TO VOTING AGREEMENT

STOCKHOLDER:

[Stockholder Name]

By:
Name:
Title (if an entity):

Address:

Acknowledged and agreed to by:

Name of Stockholder’s
Spouse (if any):

SiGNATURE PAGE TO VOTING AGREEMENT